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                              WAIVER AND AMENDMENT

                                       TO

               REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

    THIS WAIVER AND AMENDMENT ("Amendment") is entered into as of August 18, 1998, by and among Batteries Batteries, Inc. ("BATS"), Tauber Electronics, Inc. ("TEI"), Advanced Fox Antenna, Inc. ("AFA"), Specific Energy Corporation ("SEC"), W.S. Battery & Sales Company, Inc. ("WSBS"), Battery Network, Inc. ("BN"), Battery Acquisition Corp. ("BAC"), Cliffco of Tampa Bay, Inc. ("CTB") (BATS, TEI, AFA, SEC, WSBS, BN, BAC and CTB, each a "Borrower" and collectively the "Borrowers"), IBJ Schroder Business Credit Corporation (successor to IBJ Schroder Bank & Trust Company) ("IBJS"), each of the other financial institutions named in the Loan Agreement or which hereafter become parties thereto (IBJS and such financial institutions, the "Lenders") and IBJS as agent for the Lenders (IBJS in such capacity, the "Agent").

                                   BACKGROUND

    Borrowers, Agent and Lenders are parties to a Revolving Credit, Term Loan and Security Agreement dated as of January 7, 1997 (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement") pursuant to which Lenders provide Borrowers with certain financial accommodations.

    Borrowers have requested that Agent and Lenders (i) waive certain Events of Default and (ii) amend certain provisions of the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

    NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrowers by Agent and Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

    1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

    2. Amendment to Loan Agreement. Subject to satisfaction of the conditions precedent set forth in Section 4 below, the Loan Agreement is hereby amended as follows:

        2.1. Section 6.5 is amended in its entirety to provide as follows:

        "6.5 Net Worth. Maintain at the end of each fiscal quarter set forth below a Net Worth of least the amount set opposite such fiscal quarter end below:



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      Fiscal Quarter Ending                      Net Worth
      ---------------------                      ---------
      September 30, 1998                         $10,250,000
      December 31, 1998                          $10,500,000
      March 31, 1999                             $10,750,000
      June 30, 1999                              $11,000,000
      September 30, 1999                         $11,250,000
      December 31, 1999                          $11,500,000"

        2.2. Section 6.6 is amended in its entirety to provide as follows:

        "6.6 Intentionally Omitted."

        2.3. Section 6.7 is amended in its entirety to provide as follows:

        "6.7 Fixed Charge Coverage Ratio. Maintain as of the end of each fiscal period set forth below a Fixed Charge Coverage Ratio of not less than the ratio set opposite such fiscal period below:

      Fiscal Period                            Fixed Charge Coverage Ratio
      -------------                            ----------------------------
      July 1, 1998 - September 30, 1998               1.50 to 1.00
      July 1, 1998 - December 31, 1998                1.50 to 1.00
      July 1, 1998 - March 31, 1999                   1.50 to 1.00
      July 1, 1998 - June 30, 1999                    1.25 to 1.00
      October 1, 1998 - September 30, 1999            1.25 to 1.00
      January 1, 1999 - December 31, 1999             1.25 to 1.00"

        2.4. Section 6.8 is amended in its entirety to provide as follows:

        "6.8 EBITDA. Maintain as of the end of each fiscal period set forth below, EBITDA of at least the amount set opposite such fiscal period below:

      Fiscal Period                                     EBITDA
      -------------                                     ------
      July 1, 1998 - September 30, 1998                $  910,000
      July 1, 1998 - December 31, 1998                 $2,180,000
      July 1, 1998 - March 31, 1999                    $2,810,000
      July 1, 1998 - June 30, 1999                     $3,600,000
      October 1, 1998 - September 30, 1999             $3,740,000
      January 1, 1999 - December 31, 1999              $3,650,000"

    3. Waiver. Subject to satisfaction of the conditions precedent set forth in Section 4 below, Lender hereby waives the Events of Default that have occurred as a result of Borrower's non-compliance with (a) Section 6.5 of the Loan Agreement solely as respects the failure to maintain the minimum Net Worth required pursuant to Sections 6.5 of the Loan Agreement for

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the fiscal quarters ending March 31, 1998 and June 30, 1998; (b) Section 6.6 of the Loan Agreement solely as respects the failure to maintain a ratio of Current Assets to Current Liabilities of not less than 3.0 to 1.0 for the period ending June 30, 1998; (c) Section 6.7 of the Loan Agreement solely as respects the failure to maintain a Fixed Charge Coverage Ratio of not less than
(i) .35 to 1.00 for the fiscal period commencing on July 1, 1997 and ending
June 30, 1998 and (ii) .75 to 1.00 for the fiscal quarter ending June 30, 1998;
(d) Section 6.8 of the Loan Agreement solely as respects the failure to maintain an EBITDA of at least $1,450,000 for the fiscal period commencing on July 1, 1997 and ending on June 30, 1998; and (e) Section 10.13 of the Loan Agreement solely as respects the Change of Control arising out of the resignation of Messrs. Haber and Teeger and four others from the Board of Directors of BATS and the replacement thereof by two nominees of Steven Rade.

    4. Conditions of Effectiveness. This Amendment shall become effective, when and only when (a) Lender shall have received an original copy of this Amendment duly executed by Borrower and (b) Lender shall receive a fee in the amount of $30,000 which may be charged to Borrowers' loan account on the effective date of this Amendment.

    5. Representations and Warranties. Each Borrower hereby represents and warrants as follows:

                  (a) This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of each Borrower and are enforceable against each Borrower in accordance with their respective terms.

                  (b) Upon the effectiveness of this Amendment, each Borrower hereby reaffirms all covenants, representations and warranties made in the Loan Agreement to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

                  (c) No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment.

                  (d) No Borrower has any defense, counterclaim or offset with respect to the Loan Agreement.

    6. Effect on the Loan Agreement.

                  (a) Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

                  (b) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

                  (c) The execution, delivery and effectiveness of this Amendment shall not,

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except as expressly provided in Section 3, operate as a waiver of any right, power or remedy of Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

    7. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

    8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

    9. Counterparts. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same agreement.

    IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

                                BATTERIES BATTERIES, INC.
                                TAUBER ELECTRONICS, INC.
                                ADVANCED FOX ANTENNA, INC.
                                SPECIFIC ENERGY CORPORATION
                                BATTERY NETWORK, INC.
                                W.S. BATTERY & SALES COMPANY, INC.
                                BATTERY ACQUISITION CORP.
                                CLIFFCO OF TAMPA BAY, INC.

                                By:_______________________________

                                Name: _____________________________

                                The ________ of each of the foregoing
                                Corporations

                                IBJ SCHRODER BUSINESS CREDIT
                                CORPORATION, as Agent and as Lender

                                By:_______________________________
                                Name:_____________________________
                                Title:______________________________


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